Exhibit 99.1

                                      CHIQUITA
                           [Logo]     BRANDS
                                      INTERNATIONAL
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  NEWS RELEASE

                            FOR IMMEDIATE RELEASE
                     CHIQUITA ANNOUNCES EXPECTATIONS FOR
                            SECOND QUARTER RESULTS


  CINCINNATI, OHIO, May 18, 1999   Chiquita Brands International, Inc.
  today announced that it expects second quarter 1999 results will be significantly lower than the $53 million ($.66 per share) reported in the second quarter of 1998.

  The Company attributed the expected decrease in earnings primarily to significantly lower European banana pricing in the second quarter to date on higher industry volume. In the European Union ( EU ), the volume increase is due to a disproportionately large second quarter allocation of the annual supply of banana import licenses as compared to licenses issued in any prior second quarter since inception of the EU banana quota regime. To a lesser extent, the Balkan conflict with respect to Kosovo and the continued depressed Russian market have put additional downward pressure on pricing in neighboring countries.

  Final results for the second quarter are expected to be reported on or about July 21, 1999.

  Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

                                  * * * * *

  This press release contains certain statements that are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, including product pricing, costs to purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, labor relations, access to capital, actions of government bodies and other market and competitive conditions, many of which are beyond the control of Chiquita. Actual results or developments may differ materially from the expectations expressed in the forward-looking statements.


  FOR FURTHER INFORMATION, PLEASE CONTACT:
  Michael B. Sims
  Vice President, Investor Relations
  (513) 784-6366